Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated March 31, 2022, relating to the consolidated financial statements of Teton Advisors, Inc., appearing in the Preliminary Offering Circular, which is a part of this Regulation A Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

Chicago, Illinois
May 16, 2022